Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Kevin R. Rhodes, Chief Financial Officer

Timothy R. Oakes, Investor Relations

(781) 246-3343

ir@edgewater.com

EDGEWATER TECHNOLOGY, INC. HOLDS

2008 ANNUAL STOCKHOLDERS’ MEETING

Wakefield, MA – June 13, 2008 - A technology management consulting firm specializing in providing premium IT services, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, “Edgewater” or the “Company”), announced today that the Company held its Annual Stockholders’ Meeting on June 11, 2008 in Boston, Massachusetts.

The meeting was held for the following purposes:

•	To elect eight directors to serve until the 2009 Annual Meeting of Stockholders;

•	To approve the proposed Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan (“2008 ESPP Plan”);

•	To approve the proposed Edgewater Technology, Inc. 2008 Omnibus Incentive Plan (“2008 Omnibus Plan”);

•	To approve the proposed Edgewater Technology, Inc. 2008 Interim Incentive Plan (“2008 Interim Plan”);

•

To ratify the appointment of Deloitte & Touche LLP by the Company’s Audit Committee as independent auditors to audit the accounts of Edgewater Technology, Inc. for the fiscal year ending December 31, 2007; and

•	To transact any other business that may properly come before the Annual Meeting.

The elected eight board members include:

•	Shirley Singleton, Chairman, President and CEO of Edgewater Technology;

•	Wayne Wilson, former President and COO of PC Connection, Inc.

•	Clete Brewer, President and a Director of Sport Clips, Inc;

•	Paul Flynn, Executive Vice President and Commercial Loan Officer of Danversbank;

•	Paul Guzzi, President and CEO of the Greater Boston Chamber of Commerce;

•	Nancy Leaming, former CEO and President of Tufts Health Plan;

•	Michael Loeb, President and CEO of Loeb Enterprises; and

•	Barry White, Senior Partner with Foley Hoag, LLP.

Approximately 92% of all issued and outstanding shares were represented at the Annual Stockholders’ Meeting and each nominee described above received at least 96% of the votes cast to elect directors.

Additionally, the Company’s stockholders approved all of the other ballot items, which included the proposed 2008 ESPP Plan, the proposed 2008 Omnibus Plan and the proposed 2008 Interim Plan. The Company’s stockholders also ratified the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the year ending December 31, 2008.

It should be noted that both the Edgewater Technology, Inc. 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”) and the Edgewater Technology, Inc. 2008 Interim Incentive Plan were approved by the stockholders of the Company. Given this outcome, and as noted in the Proxy Statement, the Company will proceed only with the use of 2008 Omnibus Plan, which will now become effective.

The Company’s next Annual Meeting is planned to be held in June 2009.

About Edgewater Technology, Inc.

Edgewater Technology, Inc. (NasdaqGM: EDGW) is an innovative technology management consulting firm providing a synergistic blend of premium information technology (“IT”) services primarily in the North American market. We provide a unique blend of premium IT services by leveraging our proven industry expertise in strategy, technology and corporate performance management. Headquartered in Wakefield, MA, we go to market by vertical industry and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.